Independent Auditors' Consent


Board of Directors
Aeroflex Incorporated:


We consent to incorporation by reference in the registration statements (Nos. 33-75496, 33-88868, 33-88878, 333-42399, 333-42405 and 333-64611) on Form S-8
and  (Nos.  333-15339,   333-21803  and  333-46689)  on  Form  S-3  of  Aeroflex
Incorporated of our report dated August 10, 1999 relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1999 which report appears in the June 30, 1999 annual report on Form 10-K of Aeroflex Incorporated.


                                             /s/ KPMG LLP
                                             KPMG LLP



Melville, New York
September 28, 1999